Exhibit 10

PLEDGE OF SECURITIES

Massachusetts

Pledgor (Name):  Dr. Frank H. Laukien, having a primary residence at ### Commonwealth Ave., Apt. #, Boston, Massachusetts 02115.

Bank:  M&T Bank, a New York banking corporation with its banking offices at One M&T Plaza, Buffalo, New York 14203 Attention: Office of General Counsel.

THIS SECURITY AGREEMENT is granted to the Bank by Pledgor in consideration of and as further security for payment of the Obligations, and for other valuable consideration, the receipt and sufficiency of which is acknowledged.  Pledgor, intending to be legally bound, agrees with the Bank as follows:

1                 DEFINITIONS.  Each capitalized term used herein and not otherwise defined shall have the meaning ascribed to it in the Credit Agreement. All other terms unless otherwise defined in this Agreement shall have the meanings assigned in the Uniform Commercial Code, as the same may be in effect in the Commonwealth of Massachusetts, as amended from time to time (“UCC”).

a.              “Brokerage Account” means, collectively, any and all security, commodity or other form of account containing assets included in the Collateral at any time, including, without limitation, all cash and credit balances credited to any such account and all investment property held, carried or otherwise referenced in any such account.  Except as otherwise agreed by the Bank in writing, any reference herein to a Brokerage Account at a particular Institution shall include all accounts maintained by Pledgor with the same Institution.

b.              “Collateral” means collectively, whether now owned or hereafter acquired or existing and wherever located, all Pledgor’s investment property described on Schedule A, which Pledgor has delivered to the Bank or agrees to deliver (or cause to be delivered) or for which appropriate book-entries have been (or will be) made by, or which otherwise have been (or will be) identified on any Institution’s books and records as being subject to the Bank’s security interest, whether or not described in any schedule delivered to the Bank, together with all Brokerage Accounts and all Income and Proceeds, together with all securities, property and Income and Proceeds into which Shares may be exchanged, converted or replaced.  In addition, the word “Collateral” includes all property of Pledgor (however owned) in the possession of, or subject to the control of, the Bank (or in the possession or subject to the control of an Institution or other third party, which possession or control is now or hereafter becomes subject to the control of the Bank), whether now owned or hereafter existing and whether tangible or intangible in character.

c.               “Control Agreement” means an agreement, in form and substance acceptable to the Bank in its sole discretion, by and among the Bank, an Institution and Pledgor, for the purpose of perfecting the security interest granted to the Bank by Pledgor herein.

d.              “Credit Agreement” means that certain Credit Agreement of even date by and between the Bank and Pledgor.

e.               “Event of Default” has the meaning ascribed to it in the Credit Agreement.

f.                “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the SEC’s rules and regulations thereunder.

g.              “Income and Proceeds” mean all present and future income, proceeds, earnings, increases, and substitutions from or for the Collateral of every kind and nature, whether direct or indirect, including without limitation all payments, interest, profits, distributions, benefits, rights, options, warrants, dividends, stock dividends, stock splits, stock rights, regulatory dividends, distributions, subscriptions, monies, claims for money due and to become due, proceeds of any insurance on the Collateral, shares of stock of different par value or no par value issued in substitution or exchange for shares included in the Collateral (whether voluntary or involuntary, by agreement or by operation of law), proceeds of any sale, transfer, surrender, redemption, exchange or other disposition of the Collateral (whether merger, dissolution or liquidation of the issuer of the Collateral) and all other property Pledgor is entitled to receive on account of such Collateral, including accounts, documents, instruments, chattel paper, investment property, and general intangibles.

h.              “Institution” means any (i) securities intermediary; (ii) broker; (iii) issuer; or (iv) any other entity holding or that has issued any of the Collateral to or on behalf of Pledgor, including, without limitation, any fiduciary.

i.                 “Issuer” means Bruker Corporation, a Delaware corporation and its successors and assigns.

j.                 “Obligations” has the meaning ascribed to it in the Credit Agreement.

k.              “Pledgor” means each of the persons or entities identified above as Pledgor in any capacity, and each legal representative or assign of any thereof.

l.                 “Rule 144” means SEC Rule 144 under the Securities Act of 1933, as amended.

m.          “SEC” means the United States Securities and Exchange Commission.

2                 SECURITY INTEREST.

a.              Grant of Security Interest.  As security for payment and performance of the Obligations, Pledgor grants a security interest in, and collaterally assigns, pledges and hypothecates to the Bank all of its rights, title and interest in and to the Collateral, whether now or hereafter acquired or existing and wherever located.

b.              Continuing and Unconditional Pledge.  This Agreement is absolute and unconditional and shall continue, notwithstanding any interim payment in full of the Obligations, until the Obligations have been indefeasibly repaid in cash and performed in full and the Bank shall have no further obligations to extend credit to the Borrower under the Credit Agreement or any other Transaction Document.

c.               Control Agreement.  To the extent any portion of the Collateral is, or is maintained in, a Brokerage Account with or through an Institution, or is otherwise held in the custody of an Institution, Pledgor agrees to cause such Institution(s) (along with such other parties as may be deemed necessary by the Bank in its sole discretion) to execute and deliver to the Bank, contemporaneously herewith, a Control Agreement.  If any such Institution refuses to execute a Control Agreement that is acceptable to the Bank in its sole discretion, Pledgor agrees to transfer the Collateral to a Brokerage Account maintained with or through a designated affiliate of the Bank (e.g., M&T Securities, Inc., Wilmington Trust Company, Wilmington Trust, N.A., or such other affiliate of the Bank as may be designated by the Bank from time to time (collectively, the “Custodial Affiliates”)), or if the Collateral is in certificated form, cause the Collateral to be delivered to the Bank, duly endorsed in blank without restrictions and with all signatures guaranteed with medallion signature guaranty acceptable to the Bank and with all necessary transfer tax stamps affixed, if applicable.  To the extent that any portion of the Collateral is held in a Brokerage Account with or through a Bank designated Custodial Affiliate (or any successor or assignee thereof), Pledgor hereby acknowledges and consents to such portion of the Collateral being subject to the terms of the applicable master control agreement by and among the Bank, the applicable Custodial Affiliate, the current custodial agent for such Custodial Affiliate, and such other Affiliates and interested parties as appropriate, as such agreement may be amended, restated, modified or replaced from time to time (each, a “Master Control Agreement”).  Pledgor acknowledges that such Master Control Agreement provides, among other things, that the Bank has the ability and right under certain circumstances to have the Collateral sold, transferred or otherwise disposed of without further action or consent by Pledgor.

d.              Delivery of Certificated and Uncertificated Securities Not in Brokerage Account.  If the Collateral is not maintained in a Brokerage Account, then contemporaneously with the execution and delivery of this Agreement to the Bank, Pledgor shall:

i.                 Certificated Securities.  To the extent the Collateral includes certificated securities, deliver such certificated securities to the Bank, duly endorsed in blank without restrictions and with all signatures guaranteed with medallion signature guaranty acceptable to the Bank and with all necessary transfer tax stamps affixed.

ii.             Uncertificated Securities.  If the Issuer determines to replace its certificated Securities with uncertificated Shares, Pledgor shall immediately notify Bank, and shall cooperate and cause Issuer to cooperate with Bank to register such uncertificated Shares in the Bank’s name as Pledgee until an Event of Default, when such uncertificated Shares shall be registered solely in Bank’s name, and maintain at all times Bank’s perfected security interest in the Shares.

3                 REPRESENTATIONS AND WARRANTIES.  Pledgor hereby represents and warrants to the Bank that now and until this Agreement is terminated:

a.              Enforceability.  This Agreement and each Control Agreement (if applicable) have been duly executed and delivered by or on behalf of Pledgor, constitute valid and legally binding obligations of Pledgor and are enforceable in accordance with their respective terms against Pledgor.

b.              No Conflicts.  The execution, delivery and performance by Pledgor of this Agreement and each Control Agreement (if applicable), the grant of the security interest in the Collateral hereunder and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any statute, regulation or other law applicable to Pledgor; (ii) violate any judgment, order or award of any court, agency or other governmental authority or of any arbitrator applicable to Pledgor; (iii) [not used]; (iv) constitute a breach, conflict or default under any agreement binding on Pledgor, or applicable to the Shares or the Collateral; or (v) violate any restriction on the transfer of any of the Collateral.

c.               No Consents.  No consent, approval, license, permit or other authorization of the Issuer, any other third-party (other than an Institution) or any governmental body or office is required for the valid and lawful execution and delivery of this Agreement and each Control Agreement, the creation and perfection of the Bank’s security interest in the Collateral, the valid and lawful exercise by the Bank of the remedies available to it under this Agreement, any Control Agreement or applicable law or of the voting and other rights granted to the Bank in this Agreement or any Control Agreement, except as may be required for the offer of sale of those items of the Collateral that are securities under applicable law.

d.              Sole Owner; No Other Lien.  Pledgor is sole record and beneficial owner of the Collateral free and clear of all liens, security interests, pledges encumbrances and adverse claims (other than those created under this Agreement), has the unrestricted right to grant the security interest granted under this Agreement and has granted to the Bank a valid security interest in the Collateral free of all liens, encumbrances and adverse claims.  There are no restrictions applicable to the transfer of any of the Collateral or any interest therein to the Bank hereunder, unless fully and accurately described in an exhibit to this Agreement.   The Collateral is held or registered in Pledgor’s legal name.

e.               Brokerage Account.  If any of the Collateral is, or is maintained in, a Brokerage Account, such Brokerage Account is a valid and legally binding obligation of the Institution with which such Brokerage Account is maintained, the securities entitlements credited thereto are valid and genuine and are enforceable in accordance with their terms and Pledgor has provided the Bank with a complete and accurate statement of the financial assets and money credited to such Brokerage Account as of the date hereof.

f.                Certificates Genuine.  If any of the Collateral is certificated securities, each certificate or other document evidencing such portion of the Collateral is genuine, has been duly authorized and validly issued by each of the respective Issuers, is in all respects what it purports to be and is enforceable in accordance with its terms.

g.              Judgments and Litigation.  There is no pending or, to Pledgor’s knowledge, threatened claim, audit, investigation, action or other legal proceeding or judgment, order or award of any court, agency or other governmental authority or arbitrator that involves Pledgor or any of the Collateral and would reasonably be expected to have a Material Adverse Effect upon any Collateral, or threatens the validity of this Agreement or any of the Collateral.  Pledgor shall immediately notify the Bank upon acquiring knowledge of such an action.

h.              Name, Address and Organizational Information.  Pledgor’s full legal name and its principal residence are correctly set forth at the beginning of this Agreement.

i.                 Mutual Funds Held for 30 Days.  If any of the Collateral consists of mutual fund shares or any other interest in a mutual fund, such shares or interest shall have been owned by Pledgor for more than thirty (30) days prior to the date of this Agreement.

j.                 Stock Collateral.  The shares of the Issuer constituting Collateral (the “Shares”) are validly issued, fully paid and non-assessable, have not been registered under the Securities Act and have been held by Pledgor for at least one year.  The Issuer is not a person described in Rule 144(i).  Neither the Pledge of the Shares nor the sale of Shares by the Bank hereunder is limited or restricted by the Issuer.  The Issuer has been subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act for more than one year at the date hereof, and Pledgor will take no action and vote no Issuer Shares, without Bank’s prior written consent, that would cause the Company not to (i) be subject to such reporting requirements or (ii) continuously provide adequate current information about the Issuer consistent with Rule 144(c).  None of the Issuer policies or procedures, including those generally regarding insider ownership of Shares, or purchases and sales of Issuer securities applicable to the Borrower (“Issuer Policies”), are or will be made binding upon the Bank or affect or limit the Bank’s interest in the Shares or its ability to sell or transfer such Shares upon the exercise of the Bank’s rights and remedies hereunder and under the Credit Agreement.  The Bank is not and will not become an “affiliate” of the Issuer solely by virtue of the pledge of the Shares or the Bank’s exercise of its rights and remedies hereunder and under the Credit Agreement.

k.              Material Non-Public Information.  Pledgor has not and will not provide, or cause Issuer or any other person to provide, Bank with any material non-public information regarding the Issuer.

4                 COVENANTS.  Pledgor hereby covenants and agrees with the Bank that now and until this Agreement is terminated Pledgor shall:

a.              Defend Title.  Defend his title to the Collateral and the security interest of the Bank therein against the claims of any person claiming rights in the Collateral against or through Pledgor and maintain and preserve such security and its priority.

b.              Collateral Coverage.  Maintain the initial ratio of the principal amount of the Obligations to market value of the Collateral as of the date of this Agreement or, if Schedule A so provides, the minimum market value of the Collateral or the maximum Obligations-to-value ratio as stated on Schedule A.  If the outstanding principal amount of the Obligations increases or the market value of the Collateral declines so that the initial ratio or the ratio or value set forth on Schedule A, as applicable, is not being met, Pledgor shall supply to the Bank additional collateral to be covered by this Agreement or prepay the Obligations as appropriate to effect the Obligations-to-value ratio required by the Bank or any applicable statute.  Absent manifest error, the Bank’s determination of the value of the Collateral shall be deemed conclusive.

c.               No Transfer.

i.                 Neither sell, offer to sell nor otherwise transfer or encumber any of the Collateral and if any of the Collateral is, or is in, a Brokerage Account or subject to a Control Agreement, withdraw any money or property from such Brokerage Account or enter into a control agreement with any third-party relating to the foregoing, or enter into any agreements, arrangements or understanding with respect to the foregoing other than in favor of Bank.  If any of the Collateral is, or is maintained in, a Brokerage Account, this provision shall not prohibit Pledgor from making trades in such Brokerage Account before the occurrence of an Event of Default provided that (i) the Bank has agreed in a writing (acceptable to the Bank in its sole discretion), signed by a duly authorized officer of the Bank and the Institution, that Pledgor is authorized to engage in such trading; (ii) the proceeds of such trades remain in the Brokerage Account; and (iii) the trades do not have a Material Adverse Effect on the value of all or any part of the Collateral and are not otherwise inconsistent with the provisions of this Agreement or any Control Agreement.

ii.             After the occurrence and during the continuance of an Event of Default, neither sell, offer to sell nor otherwise transfer or encumber any equity interests in the Issuer held by Pledgor, directly or indirectly, regardless of whether such equity interests constitute Collateral hereunder, the sale or transfer of which would be aggregated with sales of the Collateral pursuant to Rule 144.

d.              Control and Customer Agreements.  If the Collateral is held in a Brokerage Account, neither attempt to modify or attempt to terminate any Control Agreement or the customer agreement with the Institution under which such Brokerage Account was established.

e.               Later Deliveries.  Pledgor shall promptly deliver or transfer to the Bank (with respect to any of the Collateral in the physical possession of the Bank) or to an Institution (with respect to any of the Collateral held by such Institution) for credit to the Brokerage Account and/or coverage by the Control Agreement with such Institution, such portion of the Collateral (including, without limitation, any certificate or instrument constituting or representing such portion of the Collateral and any replacement or related certificates or instruments, transaction statements, option contracts, warrants or related documents evidencing transactions or proceeds thereof) that Pledgor may obtain possession of after the date hereof, free and clear of all liens, encumbrances, transfer restrictions and adverse claims so that the Bank has a first priority interest in such portion of the Collateral.  All such certificates, instruments and the like shall be duly endorsed in blank without restriction and with all signatures guaranteed with a medallion signature guaranty acceptable to the Bank.  Until such delivery or transfer, Pledgor shall hold each such item in trust for the Bank.

f.                Recordkeeping and Financial Statements.  Maintain accurate and complete records in conformity with generally accepted accounting principles consistently applied and furnish to the Bank personal financial statements in such form and at such intervals as required by the Credit Agreement.

g.              Taxes to be Paid.  Pay when due every tax, assessment, fee and charge and file each report required by any taxing authority for Pledgor or his assets, including without limitation the Collateral.

h.              [Not used].

i.                 Notice of Changes.  Immediately upon obtaining knowledge thereof notify the Bank of (i) any Event of Default; (ii) any event or condition that would reasonably be expected to have a Material Adverse Effect upon Pledgor, the Institution, the value of the Collateral or the security interest of the Bank; or (iii) any encumbrance upon or claim asserted against any of the Collateral.  Pledgor shall notify the Bank at least ninety (90) days in advance of any change in the location of (i) any of the Collateral, (ii) any record concerning any of the Collateral, or (iii) Pledgor’s principal residence.

j.                 Mark-to-Market Provisions.  Cause the Bank to receive all information needed to enable the Bank to monitor the market value of the Collateral including, without limitation, if the Collateral is held by an Institution, to cause such Institution to send to the Bank a complete and accurate copy of each statement, confirmation, notice or other communication concerning any Brokerage Account that the Institution sends to Pledgor.  All information furnished by Pledgor concerning the Collateral or otherwise in connection with this Agreement is or shall be at the time the same is furnished, accurate, correct and complete in all material respects.

k.              Further Assurances.

i.                 At Pledgor’s expense, Pledgor shall do such further acts and execute and deliver to the Bank all such additional conveyances, financing statements, certificates, stock or bond powers, instruments, broker’s letters, legal opinions and other assurances as the Bank may from time to time reasonably request or require to perfect and maintain Bank’s perfected security interest in the Collateral at all times, protect, assure or enforce its interests, rights and remedies under this Agreement, and shall cause the Issuer to cooperate with the Bank in such matters.  All endorsements must be in blank without restriction and with all signatures guaranteed with a medallion signature guaranty acceptable to the Bank.

ii.             Pledgor will promptly deliver to the Bank (with respect to any of the Collateral in the physical possession of the Bank) or to an Institution (with respect to any of the Collateral held by such Institution), all endorsements and instruments that Bank reasonably believes could be necessary or convenient to transfer any financial asset in the physical possession of the Bank or an Institution, that are registered in the name of, payable to the order of or specially endorsed to Pledgor, to such Institution or one of their respective nominees.

5                 POWER OF ATTORNEY, IRREVOCABLE PROXY.

a.              Pledgor irrevocably and unconditionally appoints the Bank as his attorney-in-fact with full power to perform in the name of Pledgor after the occurrence and during the continuance of an Event of Default, each of Pledgor’s obligations under this Agreement or any Control Agreement and take any action or execute any instrument that the Bank reasonably deems necessary or convenient for such purpose including, without limitation, the power to endorse or execute and deliver all stock or bond powers, pledges, instruments of assignment, certificates, orders for transfer, financing statements, releases and other writings relating to any of the Collateral in the Bank’s or Pledgor’s name.  Such power of attorney is coupled with an interest in favor of the Bank, and shall not be terminated or otherwise affected by the death, bankruptcy, disability or incompetence of Pledgor or by lapse of time.  The Bank may receive and open any mail addressed to Pledgor, retain any enclosure constituting or relating to any of the Collateral, and take any other action deemed necessary in the Bank’s sole discretion to perfect or protect the Bank’s interests pursuant to this Agreement or any Control Agreement.  Pledgor authorizes (both prospectively and retroactively) the Bank to file in any public office financing statements, and any continuations and amendments thereof, regarding any of the Collateral without the signature of Pledgor.  A photocopy or other reproduction of this Agreement or any financing statement relating to any of the Collateral shall be sufficient as a financing statement.  Pledgor hereby consents and agrees that the issuers of or obligors of the Collateral or any registrar or transfer agent or trustee for any of the Collateral shall be entitled to accept the provisions hereof as conclusive evidence of the rights of the Bank to effect any transfer pursuant to this Agreement and the authority granted to the Bank herein, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by Pledgor or any other person to any of such issuers, obligors, registrars, transfer agents and trustees.

b.              Pledgor irrevocably consents and appoints the Bank, whether or not any of the Collateral has been transferred into the name of the Bank or its nominee, as Pledgor’s proxy with full power, in the same manner, to the same extent and with the same effect as if Pledgor were to do the same:  (i) to attend all meetings of stockholders of the issuer of any financial asset which comprises the Collateral (the “Company”) held from the date hereof and to vote such portion of the Collateral at such meeting in such manner as the Bank shall, in its sole discretion, deem appropriate, including, without limitation, in favor of the liquidation of the Company; (ii) to consent, in the sole discretion of the Bank, to any and all action by or with respect to the Company for which the consent of the stockholders of the Company is or may be necessary or appropriate; and (iii) without limitation, to do all things which Pledgor can or could do as a stockholder of the Company, giving to the Bank full power of substitution and revocation.  Such proxy shall not be exercisable by the Bank, and Pledgor alone shall have the foregoing powers (whether or not any of the Collateral has been transferred into the name of the Bank or its nominee) until the occurrence and during the continuance of an Event of Default; provided, however, Pledgor shall not exercise or, as the case may be, shall not refrain from exercising such rights, or take any other action if such action would reasonably be expected to impair or otherwise have a Material Adverse Effect on the Bank’s rights and interests in the Collateral or would otherwise be inconsistent with this Agreement.  The Bank, in its sole discretion, may elect to postpone having such proxy become exercisable notwithstanding the occurrence of any Event of Default which would otherwise cause such proxy to become exercisable.  Such proxy shall terminate when this Agreement is no longer in full force and effect as hereinafter provided.  Any expenses incurred with the exercise of any of the rights hereunder shall constitute part of the Obligations.

c.               Pledgor hereby revokes for the duration of this Agreement each power of attorney, authorization and proxy granted by Pledgor to any other person (other than any Institution acting as safekeeping agent, if any) with respect to the Collateral.

6                 PLEDGOR’S WAIVERS.  Neither Pledgor’s obligations under this Agreement nor Bank’s interest in the Collateral shall be released, impaired or affected in any way by (i) Pledgor’s bankruptcy or insolvency under any law or that of any other party, or any action of a trustee in any such proceeding; (ii) failure of any other party to perform its obligations to the Bank; or (iii) any other circumstance that might constitute a legal or equitable defense to Pledgor’s obligations under this Agreement, including without limitation:  (A) any new agreements or obligations of Pledgor with or to the Bank, amendments, changes in rate of interest, extensions of time for payments, modifications, renewals or the existence of or waivers of default as to any existing or future agreements of Pledgor or any other party with the Bank; (B) any adjustment, compromise or release of any of the Obligations by the Bank or any other party; the existence or nonexistence or order of any filings, exchanges, releases, impairment or sale of any security for the Obligations or any part thereof or the order in which payments and proceeds of collateral are applied; or acceptance by the Bank of any writing intended by any other party to create an accord and satisfaction with respect to any of the Obligations; (C) any delay in or failure to call for, take, hold, continue, collect, preserve or protect, replace, assign, sell, lease, exchange, convert or otherwise transfer or dispose of, perfect a security interest in, realize upon or enforce any security interest in any security for the Obligations or any part thereof, regardless of its value; (D) any exercise, delay in the exercise or waiver of, any failure to exercise, or any forbearance or other indulgence relating to, any right or remedy of the Bank against Pledgor or other person or relating to the Obligations, any part thereof or any security for the Obligations; (E) any fictitiousness, incorrectness, invalidity or unenforceability, for any reason, of any instrument or other agreement, or act of commission or omission by the Bank or Pledgor; (F) any composition, extension, moratoria or other statutory relief granted to Pledgor; or (G) any interruption in the business relations between the Bank and Pledgor, or death or declaration of Pledgor as incompetent.  Further, Pledgor waives without notice each demand, presentment, protest and other act or thing upon which any of Pledgor’s obligations or the Bank’s rights or remedies pursuant to this Agreement or otherwise would or might be conditioned.

7                 INCOME AND PROCEEDS OF THE COLLATERAL.

a.              Cash Income.  Until the occurrence of an Event of Default, Pledgor reserves the right to receive all cash income, cash dividends and cash distributions that comprise the Income and Proceeds (except cash income or cash dividends paid or payable in respect of the total or partial liquidation or dissolution of an issuer) paid on the Collateral; provided, however, until actually paid, all rights to such cash income or cash dividends shall remain subject to the Bank’s security interest granted hereunder.  Any other Income and Proceeds shall be delivered to the Bank immediately upon receipt (but not later than the next business day), in the exact form received and without commingling with other property which may be received by, paid or delivered to Pledgor or for Pledgor’s account, whether as an addition to, in discharge of, in substitution of, or in exchange of any of the Collateral.  If cash income, cash dividends and cash distributions that comprise the Income and Proceeds (except cash income, cash dividends or cash distributions paid or payable in respect of the total or partial liquidation or dissolution of an issuer) are deposited into the custody account described on Schedule A attached hereto at any time during which no Event of Default has occurred and is continuing, the Bank agrees to release such cash income and cash dividends to Pledgor.

b.              Bond Coupons.  Not Used.

c.               Cash Income After Event of Default.  Upon the occurrence and during the continuance of an Event of Default, Pledgor shall not demand or receive any cash income or cash dividends with regard to the Collateral, and if Pledgor receives any such cash income or cash dividends, the same shall be held by Pledgor in trust for the Bank in the same medium in which received, shall not be commingled with any assets of Pledgor and shall be delivered to the Bank in the form received, properly endorsed to permit collection, not later than the next business day following the day of its receipt.  The Bank may apply the net cash receipts from such income or cash dividends to payment of the Obligations or any part thereof, provided that the Bank shall account for and pay over to Pledgor any such income or interest remaining after payment in full of the Obligations.

d.              Increases and Profits.  Whether or not an Event of Default has occurred, Pledgor authorizes the Bank to receive Income and Proceeds on the Collateral and to hold the same as part of the Collateral and agrees to deliver the Income and Proceeds (except as provided in 7(a) above) to the Bank immediately upon receipt (but not later than the next business day), in the exact form received and without commingling with other property which may be received by, paid or delivered to Pledgor or for Pledgor’s account, whether as an addition to, in discharge of, in substitution of, or in exchange of any of the Collateral.

8                 ADDITIONAL DUTIES OF PLEDGOR AND RIGHTS OF THE BANK.

a.              Compliance with Securities Laws.

i.                 Pledgor has not acquired or transferred any of the Collateral or any interest therein in any manner, except in compliance with all applicable laws, including, without limitation, federal and state securities laws.  Upon the occurrence and during the continuance of an Event of Default, Pledgor shall execute and deliver to Bank, any broker, transfer agent, transferee and/or the SEC, and file each form and other writing (including without limitation any application for exemption, broker’s letter, or notice of proposed sale pursuant to Rule 144 or any other securities laws), including delivering legal opinions in form reasonably acceptable to, any broker, transfer agent or transferee,  upon the reasonable request by Bank in connection with any sale or transfer of the Collateral pursuant to the Bank’s exercise of rights or remedies under this Agreement.  Pledgor shall take all other actions that the Bank reasonably deems necessary or desirable to permit the prompt sale or other disposition of all or any portion of the Collateral without registration under the Securities Act.  Pledgor shall not disclose to Bank any material non-public adverse information with respect to any security held as Collateral or any sale or disposition thereof.

ii.             Pledgor acknowledges that compliance with the Securities Act and the rules and regulations thereunder (collectively, the “Act”) may impose limitations on the right of the Bank to sell or otherwise dispose of securities included in the Collateral.  For this reason, Pledgor hereby authorizes the Bank to sell any securities included in the Collateral in such manner and to such person as would, in the sole discretion of the Bank, help to ensure the prompt transfer or sale of such securities, and shall not require any of such securities to be registered or qualified under any applicable securities law.  Without limiting the generality of the foregoing, in any such event the Bank in its sole discretion may (i) proceed to make a private sale notwithstanding that a registration statement for the purpose of registering any of such securities could be or shall have been filed under the Act; (ii) approach and negotiate with a single possible purchaser to effect such sale; (iii) restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of any of such securities; or (iv) require that any sale hereunder (including a sale at auction) be conducted subject to restrictions (A) as to the financial sophistication and ability of any person permitted to bid or purchase at sale, (B) as to the content of legends to be placed upon any certificates representing the securities sold in such sale, including restrictions on future transfer thereof, (C) as to the representations required to be made by each person bidding or purchasing at such sale relating to that person’s access to financial information about Pledgor or any issuer of any of such securities, such person’s intentions as to the holding of any of such securities so sold for investment, for its own account, and not with a view to the distribution thereof, and (D) as to such other matters as the Bank may, in its sole discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the UCC and other laws affecting the enforcement of creditors’ rights under the Act and all applicable state securities laws.  Pledgor understands that a sale under the above circumstances may yield a substantially lower price for such securities than would otherwise be obtainable if the same were registered and sold in the open market, and Pledgor shall not attempt to hold the Bank responsible for sale of any of such securities at an inadequate price even if the Bank accepts the first offer received or if only one potential purchaser appears or bids at any such sale.  If the Bank shall sell any securities included in the Collateral at a sale, the Bank shall have the right to rely upon the advice and opinion of any qualified appraiser, investment banker or broker as to the commercially reasonable price obtainable on the sale thereof but shall not be obligated to obtain such advice or opinion.  Pledgor acknowledges that, notwithstanding the legal availability of a private sale or a sale subject to restrictions of the character described above, the Bank may, in its sole discretion, elect to seek registration of any securities included in the Collateral under the Act (or any applicable state securities laws).  Pledgor hereby assigns to the Bank any registration rights or similar rights Pledgor may have from time to time with respect to any securities included in the Collateral.

iii.         Any sale of securities held as Collateral by the Bank shall not be sold for or on behalf of the Pledgor or on behalf of the Issuer or any affiliate of such Issuer, as such terms are used in Rule 144.

b.              Substitution of Collateral.  Prior to an Event of Default, Pledgor may request the Bank in writing to liquidate an item of the Collateral held by the Bank and use the Proceeds thereof to purchase substitute items of the Collateral.  If the Bank grants such request, the items purchased with the Proceeds shall constitute part of the Collateral without the need for any additional notice or action by the Bank or Pledgor.

c.               Subsequent Changes Affecting Collateral.  Pledgor acknowledges that it has made its own arrangements for keeping informed of changes or potential changes affecting the Collateral including, but not limited to, conversions, subscriptions, exchanges, reorganizations, dividends, tender offers, mergers, consolidations, maturity of bonds or other financial assets and shareholder meetings.  Pledgor agrees that the Bank has no responsibility to inform Pledgor of such matters or to take any action with respect thereto even if any of the Collateral has been registered in the name of the Bank or its agent or nominee.

d.              Tax Reporting.  All items of income, gain, expense and loss recognized in any Brokerage Account or any Collateral in the possession of the Bank shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of Pledgor.

e.               Right to Cure.  The Bank has the right, but not the obligation, to perform at Pledgor’s expense any of Pledgor’s obligations with respect to the Collateral under this Agreement.  Further, at its option, the Bank may pay and discharge taxes, liens, security interests or other encumbrances on or adverse claim against the Collateral and Pledgor agrees to reimburse the Bank for any reasonable payment made or any reasonable expenses incurred (including attorneys’ fees) by the Bank pursuant to the foregoing.

9                 DEFAULT.

a.              Remedies Upon Default.  At any time, and from time to time, after the occurrence or existence of any Event of Default the Bank may take one or more of the following remedies:

i.                 Acceleration.  All of the Obligations then owing by Pledgor to the Bank shall become immediately due and payable, at the sole discretion of the Bank and without any notice, demand, presentment or protest of any kind.  Except as set forth in the Credit Agreement, nothing in this subsection shall render any portion of the Obligations which is payable on demand to be payable otherwise than on demand or shall in any other way affect any right or remedy of the Bank with respect to the Obligations or the Collateral.

ii.             Sale of Collateral.

(1)         The Bank may, in its sole discretion, transfer and realize upon its interest in any portion of the Collateral by public or private sale or otherwise, without prior notice to Pledgor including, without limitation, (i) deliver a notice under any Control Agreement to an Institution for the sale or other disposition of the financial assets in a Brokerage Account, (ii) remove any financial asset in a Brokerage Account and register such asset in the Bank’s name or the name of the Bank’s Institution or nominee or any other nominee; (iii) exchange certificates representing any of the Collateral for certificates of larger or smaller denominations; (iv) collect, including by legal action, any notes, checks or other instruments for the payment of money included in the Collateral and compromise or settle with any obligor of any such instrument.

(2)         If notice of the time and place of any public sale of any of the Collateral or the time after which any private sale or other intended disposition thereof is required by the UCC, Pledgor acknowledges that five (5) days advance notice shall constitute reasonable notice.  The Bank shall not be obligated to make any sale of any of the Collateral regardless of notice of sale having been given.  The Bank may adjourn any public or private sale from time to time by announcing at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(3)         If, under the UCC, the Bank may purchase any portion of the Collateral, it may in payment of any part of the purchase price thereof, cancel any part of the Obligations.

(4)         If any portion of the Collateral is sold on credit or for future delivery, it need not be retained by the Bank until the purchase price is paid and the Bank shall incur no liability if the purchaser fails to take up or pay for such portion of the Collateral.  In case of any such failure, such portion of the Collateral may be sold again.

(5)         Pledgor shall execute and deliver to the purchasers of any portion of the Collateral all instruments and other documents necessary or proper to sell, convey and transfer title to such portion of the Collateral and, if approval of any sale of such portion of the Collateral by any governmental body or officer is required, Pledgor shall prepare or cooperate fully in the preparation of and cause to be filed with such governmental body or officer all necessary or proper applications, reports, registration statements and forms and do all other things necessary or proper to expeditiously obtain such approval.

iii.         Set-off.  The Bank shall have the right but not the obligation to set off against the Obligations any amount owing by the Bank or any of its Affiliates in any capacity to any Pledgor in any capacity.  Such set-off shall be deemed to have been exercised immediately at the time the Bank or such Affiliate elect to do so.

iv.          Termination of Commitments.  Any commitment of the Bank to grant any financial accommodation to Pledgor shall terminate.

b.              Application of Proceeds.  Any cash held by the Bank as part of the Collateral and all cash Proceeds of any sale of, collection from or other realization upon any portion of the Collateral may, in the sole discretion of the Bank, be held by the Bank as collateral for, or then or at any time be applied, after payment of the Bank’s Costs (defined below), in whole or in part against, the Obligations or any part thereof in such order as the Bank may elect, in its sole discretion.  Any surplus of such cash or cash Proceeds held by the Bank and remaining after the Bank’s Costs and the Obligations have been indefeasibly paid in full shall be paid over to Pledgor or to whomever may be lawfully entitled to receive such surplus.

c.               Consent to Change Collateral to Book-Entry or Uncertificated Form.  During the continuance of an Event of Default, Pledgor authorizes the Bank and each Institution to take, at Pledgor’s expense, all steps necessary to change to appropriate form each certificated item of the Collateral which is eligible for safekeeping in uncertificated form, to be maintained in a Brokerage Account subject to a Control Agreement (if held with an Institution) or to be held by the Bank (subject to the delivery requirements in Section 2(d) hereof).  Pledgor understands that there may be some delay and expense in release of uncertificated items of the Collateral if Pledgor requires its reissue in certificated form and that change to book-entry form for U.S. Treasury securities may not be reversible.

d.              Registered Holder of Collateral.  Pledgor authorizes the Bank, upon the occurrence and during the continuance of an Event of Default, to transfer any of the Collateral into its own name or that of its nominee so that the Bank or its nominee may appear on record as the sole owner thereof, and has provided the Bank with stock powers in blank.

10          STANDARD OF CARE.  Other than the exercise of reasonable care in the custody of the Collateral in the Bank’s physical possession, the Bank shall have no responsibility or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto and shall have no liability to Pledgor arising from any failure or delay by the Bank.  The Bank shall be deemed to have exercised reasonable care in the custody and preservation of any portion of the Collateral which is in its possession if the Bank affords such portion of the Collateral treatment substantially equal to the treatment that the Bank accords its own assets of a similar nature; provided, however, that the Bank shall have no duty to sell or convert any of the Collateral whose market value is declining.  In no event shall the Bank be obligated to (a) preserve any right or remedy of Pledgor against any party with respect to any of the Collateral; (b) ascertain any maturity, call, exchange, conversion, redemption, offer, tender or similar matter relating to any of the Collateral or provide notice of any such matter to Pledgor; or (c) provide to Pledgor any communication received by the Bank or its nominee.  Pledgor acknowledges that Pledgor is not looking to the Bank to provide him with investment advice.

11          COSTS AND EXPENSES; INDEMNITY.

a.              Bank Costs.  Pledgor agrees to pay on demand all costs and expenses incurred by the Bank in enforcing this Agreement, in realizing upon or protecting any of the Collateral (including preserving the value of any of the Collateral) and in enforcing and collecting any of the Obligations or any guaranty thereof, including, without limitation, if the Bank retains counsel for advice, suit, appeal, insolvency or other proceedings under the Federal Bankruptcy Code or otherwise, or for any of the above purposes, the reasonable, actual attorneys’ fees incurred by the Bank (collectively “Bank Costs”).  Payment of all Bank Costs is secured by the Collateral.  Bank Costs shall accrue interest at the highest legal rate from the date of demand until payment is received by the Bank.

b.              Indemnity.  Pledgor shall indemnify the Bank and its directors, officers and employees, agents and attorneys against, and hold them harmless from, all liabilities, costs or expenses, including reasonable attorneys’ fees, incurred by any of them under the corporate or securities laws applicable to holding, registering or selling any of the Collateral, except for liability, costs or expenses arising out of the gross negligence or willful misconduct of the Bank.

12          USA PATRIOT ACT NOTICE.  Bank hereby notifies the Pledgor that pursuant to the requirements of the USA PATRIOT Act (“Patriot Act”), it is required to obtain, verify and record information that identifies the Pledgor, which information includes the name and address of the Pledgor and other information that will allow Bank to identify the Pledgor in accordance with the Patriot Act.  The Pledgor agrees to, promptly following a request by Bank, provide all such other documentation and information that Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

13          MISCELLANEOUS.

a.              Remedies Cumulative; Non-Waiver.  The Bank shall have all of the rights and remedies of a secured party under the UCC and other applicable law as well as those specified by agreement with Pledgor or Borrower.  All rights and remedies of the Bank are cumulative, and no right or remedy shall be exclusive of any other right or remedy.  No single, partial or delayed exercise by the Bank of any right or remedy shall preclude full and timely exercise at any time of any right or remedy of the Bank without notice.  No course of dealing or other conduct, no oral agreement or representation made by the Bank, and no usage of trade, shall operate as a waiver of any right or remedy of the Bank.  No waiver of any right or remedy of the Bank shall be effective unless made specifically in writing by the Bank.

b.              Construction.  This Agreement and any agreement executed in connection herewith contains the entire agreement between the Bank and Pledgor with respect to the Collateral, and supersedes every course of dealing, other conduct, oral agreement and representation previously made by the Bank.  Pledgor expressly disclaims any reliance on any oral representation of the Bank with respect to the subject matter of this Agreement or otherwise.  No change in this Agreement shall be effective unless made in a writing duly executed by the Bank.  This Agreement is a binding obligation enforceable against Pledgor and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns.  Each provision of this Agreement shall be interpreted as consistent with existing law and shall be deemed amended to the extent necessary to comply with any conflicting law.  If a court deems any provision invalid, the remainder of this Agreement shall remain in effect.  Pledgor agrees that, in any legal proceeding, a copy of this Agreement kept in the course of the Bank’s business may be admitted into evidence as an original. Unless the context otherwise clearly requires, references to plural includes the singular and references to the singular include the plural and “or” has the inclusive meaning represented by the phrase “and/or”.  Section headings are for convenience only.  Neuter pronouns shall be construed as masculine or feminine, and singular forms as plural, as appropriate.

c.               Guaranty of Obligations.  Not Used.

d.              Waiver of Subrogation.  Pledgor hereby waives any claim, right or remedy which Pledgor may now have or hereafter acquire against Borrower that arises hereunder or from the performance by Pledgor hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, indemnification, contribution or participation in any claim, right or remedy of the Bank against Borrower or any security which the Bank now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.

e.               Notices.  Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Pledgor (at his address on the Bank’s records) or to the Bank (at the address on page one and separately to the Bank officer responsible for Borrower’s relationship with the Bank).  Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express).  Notice by e-mail is not valid notice under this or any other agreement between Pledgor and the Bank.  The Bank shall notify Pledgor promptly upon, but in any event within one (1) business day of, the sale of any Shares pledged hereunder, but shall have no liability for Pledgor’s or Issuer’s compliance with any securities laws or Issuer policies, procedures or requirements.

f.                Joint and Several Liability.  If there is more than one Pledgor, each of them shall be jointly and severally liable pursuant to this Agreement and the term “Pledgor” shall include each as well as all of them.

g.              Governing Law and Jurisdiction.  This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the Commonwealth of Massachusetts.  Except as otherwise provided under federal law, this Agreement will be interpreted in accordance with the laws of the Commonwealth of Massachusetts excluding its conflict of laws rules.  PLEDGOR HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE COMMONWEALTH OF MASSACHUSETTS IN THE CITY OF BOSTON AND CONSENTS THAT THE BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT PLEDGOR’S ADDRESS SET FORTH ABOVE FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT WILL PREVENT THE BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST PLEDGOR INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF PLEDGOR WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION WHERE THERE IS JURISDICTION OVER THE BORROWER.  Pledgor acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and Pledgor.  Pledgor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

h.              Waiver of Jury Trial.  PLEDGOR AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY PLEDGOR AND THE BANK MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO. PLEDGOR REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER.  PLEDGOR ACKNOWLEDGES THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

[Signature Pages Follow]

14          TIN CERTIFICATION.  Under penalties of perjury, Pledgor certifies that: (1) the taxpayer number set forth below is Pledgor’s correct social security number (or I am waiting for a number to be issued to me); and (2) Pledgor is not subject to backup withholding because (a) Pledgor is exempt from backup withholding; (b) Pledgor has not been notified by the Internal Revenue Service (“IRS”) that it is subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified Pledgor that it is no longer subject to backup withholding.  CERTIFICATION INSTRUCTIONS:  Pledgor must cross out item (2) if he has been notified by the IRS that Pledgor is currently subject to backup withholding because of under-reporting interest or dividends on Pledgor’s tax return.

(Please check here ☐ only if you are subject to backup withholding.)

The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Dated:	November 21, 2016

SS#/TIN	#########	PLEDGOR:	/s/Frank H. Laukien
Frank H. Laukien (seal)

SCHEDULE A

to

PLEDGE OF SECURITIES

of FRANK H. LAUKIEN (“Pledgor”)

DESCRIPTION OF PLEDGED SECURITIES

1.                                      Maximum Obligation to Value: 50%   OR   Minimum Market Value: $

2.                                      Initial Market Value: $

3.                                      List of Collateral for Initial Pledge:

☐                                    See attached copy of account statement from Institution

☒                                  See list below or on separate sheet

(include: number of shares or face value, issue name, CUSIP number, maturity date)

5,000,000 shares of common stock in Bruker Corporation, issued to Pledgor and held in a custody account at Wilmington Trust Company, and as described as follows:

5,000,000 shares of common stock in Bruker Corporation held by Frank H. Laukien and evidenced by certificate number BRKR4014.

If Collateral is held by an Institution, also complete the following:

4.             Institution Holding Collateral

Wilmington Trust Company

1100 North Market Street

Wilmington, DE 19801

Attn: Emily Auty, 7th Floor

5.              M&T Collateral Account No. (at Institution):  ######-###

6.              Brokerage Account Title:                        M&T Collateral Account for Frank H. Laukien Agency

(Pledgor)

7.              Statements to:                 M&T Bank

280 Congress Street

Suite 1300

Boston, MA 02210

Attention:  Julie F. Barron